Exhibit 99-B.8.171

VAN KAMPEN	1 Parkview Plaza	tel (630) 684-6000
INVESTMENTS	PO Box 5555	www.vankampen.com
Oakbrook Terrace, IL
60181-5555

April 26, 2004

ING Life Insurance and Annuity Company
Attn: Lisa Gilarde
151 Farmington Avenue
Hartford, CT 06156

Dear Ms. Gilarde:

This letter is being executed in connection with the Fund Participation Agreement (the
"Participation Agreement") entered into among Van Kampen Funds Inc. ("VKF"), Van Kampen
Investor Services, Inc., and ING Life Insurance and Annuity Company ("ILIAC") and dated as of
April 26, 2004. Defined terms used in this letter arc as set forth in the Participation Agreement. This letter relates to VKF's agreement to pay ILIAC a supplemental services fee with respect to Class A
Shares of the Funds purchased by the Accounts pursuant to the Participation Agreement.

For services provided by ILIAC to Contract owners or participants who allocate value under their Contract to Class A Shares of the Funds, VKF agrees to pay ILIAC a supplemental quarterly fee in arrears equal (on an annual basis) to .05% (5 basis points) of the average daily net assets of
Contracts invested in Class A Shares of the Funds; provided, however, that VKF shall not pay ILIAC supplemental fees to the extent ILIAC (or any of its affiliates) has already received supplemental fees from VKF (or any of its affiliates) with respect to the same investment in a particular Fund under the
Contracts.

This letter agreement may be terminated by either party at any time with or without cause upon notice to the other parry at the addresses included in this letter. This letter agreement may be terminated immediately by either party if it reasonably believes that the payment or receipt of the supplemental fee is in violation of applicable law. No provision of this letter agreement may be amended except by a written agreement properly authorized and executed by both parties. This letter agreement does not modify or supersede any terms of the Participation Agreement or any other agreement between us.

Very truly yours,

VAN KAMPEN FUNDS INC.

By: /s/ Michael P. Kiley
Name:	Michael P. Kiley
Title:	President

Acknowledged ad Agreed:

ING LIFE INSURANCE AND ANNUITY COMPANY

By: /s/ Laurie M. Tillinghast
Name:	Laurie M. Tillinghast
Title:	Vice President